EXHIBIT 5.2

[JONES WALKER LETTERHEAD]

June 9, 2005

Petroleum Helicopters, Inc.
2001 SE Evangeline Thruway
Lafayette, Louisiana 70508

Ladies and Gentlemen:

          We have acted as Louisiana counsel to Petroleum Helicopters, Inc., a Louisiana corporation (the “Company”), in connection with the offering and sale by the Company of up to 4,250,000 shares of non-voting common stock of the Company, par value $0.10 per share (the “Non-Voting Common Stock”), and up to 637,500 additional shares of Non-Voting Common Stock pursuant to an over-allotment option (collectively, the “Shares”), in each case pursuant to the shelf registration statement on Form S-3, File No. 333-12528 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and declared effective by the Commission on March 31, 2005, registering up to an aggregate offering price of $400,000,000 of certain securities, including shares of Non-Voting Common Stock, and pursuant to the terms of an underwriting agreement (the “Underwriting Agreement”) to be executed by the Company and UBS Investment Bank, on behalf of the underwriters named therein as their representative.

          In rendering the opinions expressed below, we have examined (a) the Registration Statement, including the base prospectus included therein and the prospectus supplement (the “Prospectus Supplement”) relating to the offer and sale of the Shares, (b) the Articles of Incorporation of the Company, (c) the By-laws of the Company and (d) such other records of the Company and certificates of the Company’s officers and public officials as we have deemed relevant. We also have examined and relied upon the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other investigations as we have deemed relevant or necessary in connection with our opinions below. In our examination, we have assumed the genuineness of all signatures, the authenticity of documents submitted to us as originals, the conformity with original documents of all documents submitted to us as copies, the legal capacity of all persons other than the Company signing such documents, and the authority of all persons signing on behalf of parties thereto other than the Company.

          Based upon and subject to the foregoing and to the assumptions and limitations set forth below, we are of the opinion that, when the Shares have been issued, sold and delivered, upon payment therefor, as described in the Prospectus Supplement and in accordance with the

Petroleum Helicopters, Inc.
June 9, 2005

Underwriting Agreement, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

          The foregoing opinions are limited to the Business Corporation Law of the State of Louisiana and assume that, as of any relevant time, there will not have been any change in law affecting the validity or enforceability of the Shares or any other matters addressed herein. We assume no obligation to revise or supplement this opinion should such currently applicable laws be changed by legislative action, judicial decision or otherwise. We express no opinion as to the application of the securities or blue sky laws of the various states to the sale of any Shares.

          This letter is being rendered solely for the benefit of Petroleum Helicopters, Inc. in connection with the matters addressed herein. This opinion may not be furnished to or relied upon by any person or entity for any purpose without our prior written consent.

          We consent to your filing this opinion as an exhibit to a Current Report on Form 8-K and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ JONES, WALKER, WAECHTER, POITEVENT,
CARRÈRE & DENÈGRE, L.L.P.